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                                                                      EXHIBIT 99

                   [LETTERHEAD OF MAPICS, INC. APPEARS HERE]


Financial Contact:
William J. Gilmour
Chief Financial Officer
MAPICS, Inc.
(678) 319-8283
bill.gilmour@mapics.com

           MAPICS DIRECTORS APPROVE EXPANDED SHARE REPURCHASE PROGRAM

     ATLANTA (April 27, 1999) - MAPICS, Inc. (Nasdaq/NM: MAPX) today announced that its Board of Directors has increased the number of shares that the Company is authorized to repurchase from 1.8 million to 5.0 million. The initial authorization was made in February 1999, and MAPICS has invested approximately $10.3 million to date to repurchase 1.1 million shares since this program was initiated. The transactions are being made from time to time in the open market at prevailing market prices. As of March 31, 1999, MAPICS had approximately
22.3 million shares outstanding on a fully diluted basis.

     "We are pleased with the Board's decision to allocate significantly more of the Company's capital to this repurchase program," said Dick Cook, president and chief executive officer. "We believe that the repurchase of our shares will prove to be an excellent investment for our shareholders. Although the current fiscal year is developing as a challenging period for our industry and ourselves, we remain confident about the long-term opportunities for growth. MAPICS has a strong balance sheet with approximately $27.0 million in cash and the prospects for a continuing positive cash flow from operations. We believe this financial position will support an aggressive repurchase program, while still allowing us to pursue enhanced and new software solutions through product development, joint ventures and strategic acquisitions."

     MAPICS, Inc., headquartered in Atlanta, Georgia, is one of the world's leading providers of Enterprise Resource Planning (ERP) application software for manufacturers. Over 2,400 customers have selected MAPICS XA, its current product line. Through affiliate relationships, the Company provides solutions to customers in more than 70 countries. MAPICS, Inc. serves such customers as Bayer Corp.; General Electric Co., P.L.C.; Goodyear Tire & Rubber Co.; Honda Motor Co., Ltd.; IBM; Michelin Corp.; Volvo Corp.; Westinghouse Electric Corp. and York International. For more information, visit MAPICS' home page on the World Wide Web at www.mapics.com.
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MAPICS is a trademark of MAPICS, Inc.
Other trademarks may be trademarks of their respective owners.
Note:  The correct usage of the MAPICS name is all capitals.

Statements in this press release or otherwise attributable to the Company regarding the Company's business which are not historical fact, including those regarding growth in its business, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "prove," "remain," "prospects" and "allowing" are intended to identify such forward-looking statements. Many factors could cause the Company's actual results to differ materially from those expressed in the forward-looking statements made by or on behalf of the Company including, without limitation, the size and timing of license transactions, the effect of fluctuations in the economy, the impact of competitive products and services, the impact of the Year 2000 problem on demand, the availability of qualified resource, the ability to develop and enhance products, and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the SEC.
                                     -END-

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